EXHIBIT 99.5

TPT Global Tech [OTCQB:TPTW] CEO Invests over $200K as a Net Investment in Company

SAN DIEGO, CA / ACCESSWIRE / April 19, 2022 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCQB:TPTW) announced today that the Company's CEO, Stephen J Thomas III has invested $183,000 in the Company's Series D Preferred Stock with equivalent terms to that of its $38M Reg A+ Tier 2 offering. These details can be seen in the Company's recent filing on Form 10K at https://tptglobaltech.com/sec-filings/. Mr. Thomas also loaned the company in excess of $150K short term bridge financing over the last several years of which all but approximately $22,000 of this have been paid back.

On March 16, 2022, the SEC qualified the Reg. A+ - Tier 2 offering of the Company. The notice of qualification and the corresponding offering circular may be viewed at the https://tptglobaltech.com/sec-filings/ tab on the Company's website. The documents may be downloaded at no charge. CIM Securities has been engaged to act as the placement agent for this offering.

On April 14, 2022, the Company announced that it had exchanged $10.4M in liabilities for Mezzanine Equity. Holders of financing arrangements, accounts payable and lease agreements with the Company totaling $10,417,602 agreed to either forgive their balances owing to them by the Company or exchange their amounts outstanding as of March 31, 2022 for shares of TPT Global Tech Series E Preferred Stock. As such, 1,929,566 shares of Series E Preferred Stock were issued in exchange for $9,647,832 in outstanding financing arrangements, accounts payable or lease agreements and $769,770 was forgiven and will be recognized as a contribution to Mezzanine Equity.

"As the Founder and CEO of TPT Global Tech it was important for me put my money where my mouth is. I am so proud of this TPTW management team and how far we have come as a family in the past 7 years. Surviving a Global pandemic, all of the acquisitions, the new product launches (VuMe Super App intended launch summer 2022), the incredible partnerships domestically and internationally and finally restructuring our balance sheet positioning the company better for its intent to up list to a major US stock exchange. I have confidence in my investment in the Company" said Stephen Thomas, CEO of TPT Global Tech. "

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

PR-Shep Doniger

sdoniger@bdcginc.com

561-637-5750

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.